                                                                    Exhibit 4.40

                                   APPENDIX A
                                       to
                             Participation Agreement

                          (Steelcase Trust No. 2000-1)

I.       General Provisions.

         In the Participation Agreement and each other Operative Document, unless the context otherwise requires:

         (a) any term defined below by reference to another instrument or document shall continue to have the meaning ascribed thereto whether or not such other instrument or document remains in effect;

         (b) words importing the singular include the plural and vice versa;

         (c) words importing a gender include any gender;

         (d) a reference to a part, clause, section, article, exhibit or
Schedule is a reference to a part, clause, Section and article of, and exhibit and Schedule to, such Operative Document;

         (e) a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws amending, supplementing, supplanting, varying, consolidating or replacing them, and a reference to a statute includes all regulations, proclamations and ordinances issued or otherwise applicable under that statute;

         (f) a reference to a document includes any amendment or supplement to, or replacement or novation of, that document;

         (g) a reference to a party to a document includes any successor or permitted assign of such person pursuant to the terms of the Operative Documents; and

         (h) references to "including" means including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement followed by or referable to an enumeration of specific matters to matters similar to those specifically mentioned.

         Further, each of the parties to the Operative Documents and their counsel have reviewed and revised the Operative Documents, or requested revisions thereto, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in construing and interpreting the Operative Documents.

II.      Definitions.

         "Accounts" shall have the meaning provided in Section 1 of the Security Agreement.

         "Acquired Plan" means any Plan which was originally established and maintained by a Person other than the Lessee or an ERISA Affiliate and which became, or hereafter becomes, a Plan as a result of an Acquisition by the Lessee or any Subsidiary of the Lessee.

         "Actual Knowledge" shall mean, as to any matter with respect to any Person, the actual knowledge of such matter by a Responsible Officer of such Person.

         "Additional Costs" shall mean the amounts payable by the relevant Lessee pursuant to Sections 7.4, 7.5, and 7.6 of the Participation Agreement.

         "Additional Insureds" shall mean the Financing Parties.

         "Additional Parts" shall have the meaning specified in Section 9.3 of the Lease.

         "Administrative Agent" shall mean First Security Trust Company of Nevada, not in its individual capacity but solely as administrative agent.

         "Administrator" shall have the meaning specified on Schedule 2 of the LAPA.

         "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlling," "controlled by," and "under common control with") as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise; provided (but without limiting the foregoing) that no pledge of voting securities of any Person without the current right to exercise voting rights with respect thereto shall by itself be deemed to confer control over such Person upon the pledgee.

         "After-Tax Basis" shall mean, with respect to any payment to be received, actually or constructively, the amount of such payment increased so that, after reduction by the amount of all taxes required to be paid by the recipient calculated at the then maximum marginal rates generally applicable to Persons of the same type as the recipients with respect to the receipt by the recipient of such amounts (less any actual tax savings realized as a result of the payment of the indemnified amount), such increased payment (as so reduced) is equal to the payment otherwise required to be made.

         "Agents" means collectively, the Administrative Agent and the Administrator.

         "Aircraft" means any Airframe together with its Related Engines, whether or not such Related Engines are installed on such Airframe or any other airframe and, all logs, manuals and data, and inspection, maintenance, modification and overhaul records as are required to be maintained with respect to such Aircraft pursuant to Section 8 of the Lease.

         "Airframe" means (i) any airframe specified in a Lease Supplement, (ii) any Airframe which may from time to time be substituted pursuant to the terms of the Lease for any Airframe and (iii) any and all Parts which may from time to time be incorporated or installed in or attached to such airframe or until replaced, if not so incorporated or installed or attached to such airframe.

         "Applicable Laws and Regulations" shall mean as of any date all applicable laws, rules, regulations (including Environmental Laws), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction, including those pertaining to health, safety or the environment and those pertaining to the maintenance, use, ownership and leasing of the Aircraft.

         "Applicable Lending Office" mean, for each Participant, the office of such Participant set forth as the Applicable Lending Office for such Participant on Schedule III to the Participation Agreement, or such other office of such Participant (or of an Affiliate of such Participant) as such Participant may from time to time specify to the Administrative Agent and Lessee by written notice as the office from which its Loans or Certificate Amounts, as applicable, accruing Interest or Yield, as applicable, at the LIBO Rate (Reserve Adjusted) are made available and maintained.

         "Applicable Percentage" shall mean for LIBOR Loans, Certificate Amounts and the Facility Fee the appropriate applicable percentages corresponding to the senior unsecured credit rating for the Lessee as of the most recent Calculation Date as shown below:

Pricing                                                      LIBOR   Certificate   Facility
 Level              Senior Unsecured Credit Rating           Loan      Amount        Fee
-------  --------------------------------------------------  -----   -----------   --------
   I     A or higher from S&P and A2 or higher from Moody's   0.38%      2.00%       0.145%

  II     A- from S&P and A3 from Moody's                     0.445%      2.00%       0.155%

  III    BBB+ from S&P and Baa1 from Moody's                  0.60%      2.00%       0.175%

  IV     BBB from S&P and Baa2 from Moody's                   0.70%      2.00%        0.20%

   V     BBB - from S&P and Baa3 from Moody's                0.975%      2.00%        0.30%

  VI     None of the above                                    1.00%      2.00%        0.40%

         The Applicable Percentage for LIBOR Loans, Certificate Amounts and the Facility Fee shall, in each case, be determined and adjusted monthly effective on the first day of each Payment Period (each a "Calculation Date"); provided, however, that (i) until the earlier to occur of (x) the date on which the credit rating on Lessee's Long-Term Debt is established by S&P and Moody's or (y) September 15, 2000, the Applicable Percentage, in each case, shall be based on Pricing Level III (as shown above) and, thereafter, the Pricing Level shall be determined by the senior unsecured credit rating established by Moody's and S&P for Lessee's Long-Term Debt, and (ii) if, on any Calculation Date to occur on or after September 15, 2000, Lessee's Long-Term Debt is not rated by Moody's and S&P (except as otherwise provided above), the Applicable Percentage, in each case, from such Calculation Date shall be based on Pricing Level VI until such time as Lessee's Long-Term Debt is so rated whereupon the Pricing Level shall be determined by the then current senior unsecured credit rating for Lessee's Long-Term Debt as established by Moody's and S&P. Except as provided in clause
(ii) above, each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. If the senior unsecured credit ratings of the Lessee established by Moody's and S&P fall within different Pricing Levels, the Applicable Percentage shall be determined by reference to the lower Pricing Level unless the credit ratings differ by more than one Pricing Level, in which case the Applicable Percentage shall be determined by reference to the Pricing Level one above the lowest which would otherwise apply.

         "Appraisal" shall mean with respect to any Aircraft the appraisal delivered pursuant to Sections 4.1(k) and 4.2(j) of the Participation Agreement.

         "Appraiser" means Aviation Solutions Inc. or such other appraisal firm reasonably acceptable to the Administrative Agent.

         "Arrangement Fee" shall mean the arrangement fee payable to Arranger pursuant to the Arrangement Fee Letter.

         "Arrangement Fee Letter" means that certain letter agreement among Banc of America Leasing & Capital, LLC, and Steelcase Inc., dated May 26, 2000.

         "Arranger" shall mean Banc of America Leasing & Capital, LLC, a Delaware limited liability company.

         "Assets" shall have the meaning provided in Section 2 of the Security Agreement.

         "Assignment Agreement" means, with respect to any Lender, an assignment agreement substantially in the form of Exhibit A to the Participation Agreement and with respect to any Certificate Holder, an assignment agreement substantially in the form of Exhibit B to the Trust Agreement.

         "Authority" shall mean any applicable foreign, United States, federal, state, county, municipal or other government or governmental, quasi-governmental or regulatory authority, agency, board, body, commission, instrumentality, court or tribunal, or any political subdivision of any thereof, or arbitrator or panel of arbitrators.

         "Available Commitment" means (i) with respect to each Certificate Holder, (A) the amount of its Certificate Commitment, less (B) the aggregate of the Certificate Amounts that it has Funded, and (ii) with respect to each Lender, the amount of (A) its Loan Commitment, less (B) the aggregate principal amount of the Loans that it has Funded.

         "Bank of America" shall mean Bank of America, National Association, a national banking association.

         "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978.

         "Base Term" shall have the meaning with respect to any Aircraft provided in Section 3.1 of the Lease.

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

         "Base Term Commencement Date" shall have the meaning, with respect to any Aircraft, set forth in the Lease Supplement with respect to such Aircraft.

         "Base Term Expiration Date" shall mean with respect to any Aircraft, the meaning set forth in the Lease Supplement with respect to such Aircraft.

         "Basic Rent" shall mean with respect to any Aircraft for any Payment Date, an amount equal to the sum of (A) the aggregate amount of principal and accrued and unpaid interest payable on such date on the Loans, plus (B) the aggregate amount of distributions of Certificate Amount and Yield payable on such date on the Certificates, in each case with respect to such Aircraft all as determined by the Administrative Agent, which determination shall be binding on the Lessee absent manifest error.

         "Benefitted Lender" shall have the meaning provided in Section 7.4 of the Loan Agreement.

         "Bills of Sale" shall mean the FAA Bills of Sale and the Warranty Bills of Sale.

         "Board of Directors" shall mean, with respect to a corporation, either the board of directors or any duly authorized committee of that board of directors which, pursuant to the by-laws of such corporation, has the same authority as that board of directors as to the matter at issue.

         "Borrower" shall have the meaning provided in the preamble to the Loan Agreement.

         "Break Funding Amount" shall have the meaning provided in Section 7.6 of the Participation Agreement.

         "Business Day" means (i) each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in New York, New York, Salt Lake City, Utah, Grand Rapids, Michigan, or San Francisco, California are generally authorized or obligated, by law or executive order, to close and (ii) relative to any determination of the LIBO Rate, any day which is a Business Day under clause (i) and is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.

         "Calculation Date" shall have the meaning provided in the definition of "Applicable Percentage".

         "Certificate" shall have the meaning provided in Section 2.1 of the Trust Agreement.

         "Certificate Amount" shall mean with respect to any Aircraft, for any Certificate and with respect to any Certificate Holder as of any date of determination, the amount advanced by such Certificate Holder under such Certificate pursuant to Section 2.2 of the Participation Agreement with respect to such Aircraft, net of any distributions (other than distributions of Yield) with respect thereto.

         "Certificate Commitment" means the Commitment of each Certificate Holder to make available Certificate Amounts on a Delivery Date in an aggregate principal amount outstanding not to exceed the amount with respect to such Certificate Holder set forth on
Schedule I of the Participation Agreement applicable to it.

         "Certificate Holder" shall have the meaning provided in the preamble to the Trust Agreement.

         "Certificate Register" shall have the meaning provided in Section 2.8(a) of the Trust Agreement.

         "Certificate Trustee" or "Trustee" shall mean First Security Bank, National Association, a national banking association, not in its individual capacity but solely as trustee under the Trust Agreement.

         "Certificate Trustee Lien" shall mean any Lien on or against the Aircraft, the Lease, the Trust Estate or any payment of Rent (a) which results from, or arises in connection with, any act of, or any Claim against Certificate Trustee (in its individual capacity or in its trustee capacity), any Agent, or any other Financing Party, in any case, unrelated to the transactions contemplated by the Operative Documents, (b) which results from any Tax imposed on Certificate Trustee (in its individual capacity or in its trustee capacity), any Agent, or any other Financing Party, except any Tax for which Lessee is obligated to indemnify such Persons pursuant to any Operative Document or (c) which results from any act or omission of the Certificate Trustee (in its individual or in its trustee capacity), any Agent, or any other Financing Party that is in breach of such Person's covenants or agreements under the Operative Documents.

         "Certificates" shall mean those certain certificates issued to the Certificate Holders pursuant to the Trust Agreement, substantially in the form of Exhibit A thereto, and any and all Certificates issued in replacement or exchange therefor.

         "Chattel Paper" shall have the meaning provided in Section 1 of the Security Agreement.

         "Claims" shall mean liabilities, obligations, damages, losses, penalties, fines, claims, actions, suits, judgments, settlements, charges, costs, fees, expenses and disbursements (including, without limitation, legal fees and expenses and costs of investigation which, in the case of counsel or investigators retained by an Indemnitee, shall be reasonable) of any kind and nature whatsoever.

         "Closing Date" shall mean May 26, 2000.

         "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

         "Collateral" shall mean, as applicable, the property and rights and interests defined as "Collateral" in the Security Agreement.

         "Commercial Paper" means short term debt obligations of the CP Lender issued to fund its portion of the making or holding its portion of the Loans.

         "Commitment" means (i) as to any Lender, its Loan Commitment, and (ii) as to any Certificate Holder, its Certificate Commitment.

         "Commitment Percentage" means, as to any Participant, the percentage set forth opposite such Participant's name under the heading "Commitment Percentage" on Schedule I, with respect to the Certificate Holders, or Schedule II, with respect to the Lenders, to the Participation Agreement.

         "Compliance Certificate" shall have the meaning provided thereto in the Credit Agreement.

         "Conduit Fee Letter" shall mean that certain letter agreement dated as of the Closing Date among the Lessee and Bank of America, as Administrator, for the CP Lender.

         "CP Lender" means Hatteras Funding Corporation, in its capacity as CP Lender under the Loan Agreement, and any other Eligible CP Lender which becomes a CP Lender by virtue of an assignment from any CP Lender pursuant to Section
6.3 of the Participation Agreement.

         "CP Loans" is defined in Section 2.1 of the Loan Agreement.

         "CP Note" is defined in Section 2.3(a) of the Loan Agreement.

         "CP Rate" shall mean, for any Payment Period for any CP Loans, the per annum rate equivalent to the "daily weighted average rate" (as defined below) of Commercial Paper outstanding on any day during such Payment Period; such rate to be reported by CP Lender to Lessee on a monthly basis in sufficient detail; provided, however, that if any component of such rate is a discount rate, in calculating the "CP Rate" for such Payment Period, the CP Lender shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, the CP Lender's "daily weighted average rate" shall consist of (x) the daily weighted average interest rate of Commercial Paper outstanding on any day paid to purchasers of the Commercial Paper, together with the Dealer Fee, and (y) any incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by the CP Lender (it being understood and agreed that the amount in clause (y) shall not include additional costs incurred as a result of drawing on the LAPA prior to the maturity of Commercial Paper to be paid with the proceeds of such drawing).

         "Credit Agreement" means that certain Amended and Restated Credit Agreement (Short Term Facility) dated as of May 20, 1999 between Lessee and the banks named therein with Citicorp USA, Inc. as administrative agent.

         "Dealer Fee" is defined in the Conduit Fee Letter.

         "Delivery Date" shall mean with respect to any Aircraft, the date set forth on the Lease Supplement with respect to such Aircraft.

         "Documents" shall have the meaning provided in Section 1 of the Security Agreement.

         "Eligible Assignee" means any bank or financial institution with a debt rating of at least A-1 by S&P and P-1 by Moody's; provided, however, that any such Person above shall also satisfy the provisions of the LAPA if it is receiving an assignment or transfer from a Facility Lender thereunder.

         "Eligible CP Lender" means a special purpose, bankruptcy remote company which is administered by Bank of America, or by an Affiliate thereof, and which has activities generally similar to the original CP Lender.

         "Engine Manufacturer" means with respect to any Related Engine, the original manufacturer of such engine and any successor entity thereto.

         "Environmental Claims" means all written claims, however asserted, by any Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of injury to the environment.

         "Environmental Law" means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions of any federal, state or local governmental authority within the United States or any State or territory thereof and which relate to the environment or the release of any materials into the environment.

         "Equipment Cost" shall mean, with respect to any Aircraft, the cost allocable to such Aircraft and set forth on the Lease Supplement with respect to such Aircraft and, collectively, the aggregate sum of such costs.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

         "ERISA Affiliate" means any Person who for purposes of Title IV of ERISA is a member of the Lessee's controlled group, or under common control with the Lessee, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

         "ERISA Event" means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility by the Lessee or an ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Lessee or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Lessee or any ERISA Affiliate to make a payment to a Pension Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments; (vi) the adoption of an amendment to a Pension Plan requiring the provision of security to such Pension Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Pension Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which, in the reasonable judgment of the Lessee, might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan.

         "Event of Default" means either or both, as the context may require, of a Loan Event of Default or a Lease Event of Default.

         "Event of Loss" with respect to any Aircraft, Airframe or Related Engine means any of the following events whether existing at the expiration or earlier termination of the Lease: (i) loss of such property or of the use thereof for sixty (60) consecutive days or for a period extending beyond the Lease Term of such property, in each case due to theft or disappearance during the Lease Term of such property; (ii) destruction, damage beyond repair, or rendition of any such property permanently unfit for normal use for any reason whatsoever; (iii) any damage to any such property which results in an insurance settlement with respect to such property on the basis of a total loss; (iv) the condemnation, confiscation, seizure, or requisition of title to any such property by any governmental authority under the power of eminent domain or otherwise or the requisition of use of any such property for a period in excess of 180 days or which extends beyond the remainder of the Lease Term of such property; or (v) as a result of any law, rule, regulation, order or other action by the FAA (or other similar governmental body having jurisdiction over such property), use of such type of property in the normal course of business of air transportation shall have been prohibited for a period of 180 days (or, if shorter, the remainder of the Lease Term of such property). An Event of Loss with respect to an Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Related Airframe unless such Airframe is replaced pursuant to the provisions of Section 9 of the Lease.

         "Excluded Amounts" shall mean:

                  (a) all indemnity payments and expenses to which Certificate Trustee, each Agent in its individual capacity or any Participant (or any of their respective successors, assigns, agents, officers, directors or employees) is entitled pursuant to the Operative Documents;

                  (b) any amounts payable under any Operative Documents to reimburse Certificate Trustee, each Agent or any Participant (including the reasonable expenses incurred in connection with any such payment) for performing or complying with any of the obligations of Lessee under and as permitted by any Operative Document;

                  (c) any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) under liability policies payable to Certificate Trustee, any Agent in its individual capacity or any Participant (or their respective successors, assigns, agents, officers, directors or employees);

                  (d) any insurance proceeds under policies maintained by Certificate Trustee, any Agent or any Participant and not required to be maintained by Lessee for the benefit of Lessee under the Lease;

                  (e) any payments of interest or yield on payments referred to in clauses (a) through (d) above.

         "Expiration Date" shall mean for any Aircraft the last day of the Lease Term of such Aircraft, or any other date on which the Lease is terminated with respect to such Aircraft.

         "FAA" means the Federal Aviation Administration, or any Person, governmental department, bureau, commission or agency succeeding to the functions thereof.

         "FAA Bill of Sale" shall mean each bill of sale on FAA form 8050-2 issued in favor of the Lessor from time to time with respect to an Aircraft.

         "Facility Amount" shall mean an aggregate amount equal to the sum of
(i) the Commitments referenced on Schedule I to the Participation Agreement plus
(ii) the product obtained by multiplying 102% times the aggregate Commitments of the Facility Lenders set forth on Schedule II to the Participation Agreement.

         "Facility Fee" is defined in Section 10.1 of the Participation
Agreement.

         "Facility Lenders" means collectively, the various financial institutions that are or may from time to time become parties to the Loan Agreement as Facility Lenders.

         "Facility Loan" is defined in Section 2.1(b) of the Loan Agreement.

         "Facility Note" is defined in Section 2.3(b) of the Loan Agreement.

         "Fair Market Value" shall mean with respect to any Aircraft as of the date of the determination, the fair market value (which in any event shall not be less than zero) as determined by an independent appraiser chosen by Certificate Trustee (at the direction of the Required Participants) and reasonably acceptable to the Lessee that would be obtained in an arm's-length transaction between an informed and willing buyer (other than a buyer currently in possession) and an informed and willing seller, under no compulsion to buy or sell, and neither of which is related to Certificate Trustee, the Administrative Agent or the Lessee or any Affiliate thereof, for the purchase of such Aircraft. Such fair market value shall be calculated as the value for the use of such Aircraft, assuming, in the determination of such fair market value, that such Aircraft is in the condition and repair required to be maintained by the terms of the Lease (unless such fair market value is being determined for purposes of the Appraisal to be delivered prior to the Closing Date or Section 7.9 of the Participation Agreement, in which case this assumption shall not be made).

         "Federal Aviation Act" means Part A of Subtitle VII of Title 49 of the United States Code.

         "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

         "Fees" shall mean, collectively, the Arrangement Fee, the Program Fee, the Dealer Fee, the Non-Use Fee, the Facility Fee and the Upfront Fee.

         "Financing Parties" shall mean the Certificate Trustee, the Trust Company, the Agents, the Arranger, the CP Lender, each Certificate Holder and each Facility Lender.

         "Financing Statements" shall mean all such UCC-1 Financing Statements required by the Administrative Agent or Certificate Trustee to be executed by the Lessee or Certificate Trustee in connection with the perfection of any security interests granted by Certificate Trustee or Lessee, as the case may be, under the Operative Documents.

         "Fixed Basic Rent" shall mean, for any Payment Date and with respect to any Aircraft, the amount set forth opposite such Payment Date under the heading "Fixed Basic Rent" on Schedule 2 to the Lease Supplement of such Aircraft.

         "First Security Trust" means First Security Trust Company of Nevada, a trust company organized under the laws of the State of Nevada, in its individual capacity.

         "F.R.S. Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

         "Fund", "Funded" or "Funding" shall mean each funding by a Participant of a portion of the principal under its Note or a portion of its Certificate Amount (as the case may be) constituting a portion of any payment of Equipment Cost as described in Section 2.2 of the Participation Agreement.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principals Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

         "General Intangibles" shall have the meaning provided in Section 1 of the Security Agreement.

         "Governmental Action" shall mean all applicable permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Authority, or required by any Applicable Laws and Regulations, and shall include, without limitation, all citing, environmental permits and operating permits and licenses that are required for the use, and operation of any Aircraft.

         "Government Requirement" means any law, statute, code, ordinance, order, rule, regulation, guideline, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other direction or requirement (including, without limitation, any of the foregoing that relate to environmental standards or controls, energy regulations and occupational, safety and health standards or controls) of any Authority.

         "Guaranty Obligation" means, as to any Person, any (a) guaranty by that Person of Indebtedness of, or other obligation payable or performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by that Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

         "Highest Lawful Rate" shall have the meaning provided in Section 2.10(b) of the Participation Agreement.

         "Improvement" shall have the meaning specified in Section 9.3 of the Lease.

         "Indebtedness" of any Person shall mean, without duplication: (a) all indebtedness of such Person for borrowed money; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables entered into and accrued expenses arising in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to surety instruments; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations of such Person with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts receivable and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations of such Person in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

         "Indemnitee" shall mean each Participant, the Certificate Trustee (in its individual capacity and as trustee), each Agent (in its individual capacity and as Agent or Administrator), the Arranger, the Liquidity Agent (in its individual capacity and as Liquidity Agent), any additional, separate or co-trustee or co-agent appointed in accordance with the terms of the Trust Agreement or the Participation Agreement, and the respective contractors, servants, employees, officers, directors, shareholders, partners, participants, representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Lessee or its Affiliates be an Indemnitee.

         "Insolvency Event" shall mean the occurrence of any one or more of the following events with respect to any Person:

                  (a) Such Person: (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

                  (b) Any involuntary Insolvency Proceeding is commenced or filed against such Person, or any writ, judgment, warrant of attachment, warrant of execution or similar process is issued or levied against a substantial part of such Person's properties, and such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, warrant of execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; such Person admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in respect of such Person in any Insolvency Proceeding; or such Person acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or other similar Person for itself or a substantial portion of its property or business.

         "Insolvency Proceeding" shall mean, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of such creditors; in each case undertaken under any U.S. Federal, State or foreign law, including the Bankruptcy Code.

         "Institutional Investor" shall mean (a) any Person which is an original Participant, (b) any Person holding more than 5% of the aggregate principal amount of the Notes and Certificates then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

         "Instruments" shall have the meaning provided in Section 1 of the Security Agreement.

         "Interest" means the interest accruing on the Loans as computed and payable in accordance with the terms of the Loan Agreement (including, without limitation, in accordance with Section 2.6 of the Loan Agreement).

         "Investment Property" shall have the meaning provided in Section 1 of the Security Agreement.

         "Investor's Letter" shall mean with respect to any Lender, an Investor's Letter substantially in the form of Schedule III to Exhibit A of the Participation Agreement and with respect to any Certificate Holder, an Investor's Letter substantially in the form of Schedule II to Exhibit B of the Trust Agreement.

         "LAPA" means that certain Liquidity Asset Purchase Agreement, dated May 26, 2000, by and among Hatteras Funding Corporation, a Delaware corporation, each bank listed on the signature page thereto under the caption "Liquidity Banks" and Bank of America, as Liquidity Agent.

         "Lease" shall mean that certain Master Aircraft Lease Agreement (Steelcase Trust No. 2000-1) dated as of May 26, 2000, among Certificate Trustee as Lessor and Lessee, together with any Lease Supplements thereto.

         "Lease Balance" shall mean, with respect to any Aircraft as of any date of determination, an amount equal to the aggregate sum of the outstanding principal amount of the Loans of all of the Lenders and the outstanding Certificate Amounts of all of the Certificate Holders in each case Funded with respect to such Aircraft, as determined by the Administrative Agent, which determination shall be binding upon the Lessee absent manifest error.

         "Lease Collateral" shall mean all of the Lessee's right, title and interest in (i) the Aircraft, (ii) all purchase agreements relating to the Aircraft, (iii) all insurance coverages required pursuant to Section 11.2 of the Lease as such coverage is applied the Aircraft, (iv) all warranties, indemnitees and contract rights against vendors and manufacturers, in each case as such apply to the Aircraft and (v) the proceeds of any of the foregoing.

         "Lease Default" shall mean any event, condition or failure which, with notice or lapse of time or both, would become a Lease Event of Default.

         "Lease Event of Default" shall mean any event condition or failure designated as a "Lease Event of Default" in Section 13 of the Lease.

         "Lease Supplement" shall mean a Lease Supplement substantially in the form of Exhibit A to the Lease together with all attachments and schedules thereto.

         "Lease Term" shall have the meaning with respect to any Aircraft provided in Section 3.1 of the Lease.

         "Lenders" shall mean collectively, the CP Lender and each Facility Lender.

         "Lessee" shall have the meaning provided in Section 1 of the Lease.

         "Lessor" shall mean Certificate Trustee.

         "LIBO Rate" means with respect to any Payment Period at any time, the applicable London interbank offered rate for deposits in U.S. dollars appearing on Telerate Page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Payment Period, and having a maturity approximately equal to such Payment Period; or if no London interbank offered rate of such maturity then appears on Telerate Page 3750, then the rate equal to the London interbank offered rate for deposits in U.S. dollars maturing immediately before or immediately after such maturity, whichever is higher, as determined by the Administrative Agent from Telerate Page 3750; or if Telerate Page 3750 is not available, the applicable LIBO Rate for the relevant Payment Period shall be the rate determined by the Administrative Agent to be the arithmetic average of the rates at which Bank of America offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Payment Period, in the approximate amount of Bank of America's (and with respect to the Certificate Amounts, its Affiliate's), relevant portion of the aggregate outstanding principal amount of the Notes and Certificate Amounts and having a maturity approximately equal to such Payment Period.

         "LIBOR Loan" shall mean each Loan bearing interest based on the LIBO Rate.

         "LIBOR Office" shall mean initially, the funding office of each Participant designated as such in Schedule III to the Participation Agreement; and thereafter, such other office of such Participant, if any, which shall be making or maintaining such Participant's investment in Notes or the Certificates, as applicable.

         "Lien" shall mean any lien (statutory or other), mortgage, deed of trust, encumbrance, pledge, charge, lease, easement, servitude, right of others or security interest of any kind, including any thereof arising under any conditional sale or other title retention agreement.

         "Liquidity Agent" is defined in Schedule 2 of the LAPA.

         "Liquidity Banks" means the several financial institutions named as such from time to time and party to the LAPA.

         "Loan Agreement" shall mean the Loan Agreement (Steelcase Trust No. 2000-1) dated as of May 26, 2000, among Certificate Trustee, Administrative Agent and the Lenders.

         "Loan Commitment" means the Commitment of each Lender to make Loans to the Borrower on a Delivery Date in an aggregate principal amount outstanding not to exceed the amount with respect to such Lender set forth on Schedule II to the Participation Agreement applicable to it.

         "Loan Documents" shall mean the Loan Agreement, the Security Agreement and the Notes.

         "Loan Event of Default" shall mean any event, condition or failure designated as a "Loan Event of Default" in Section 6.1 of the Loan Agreement.

         "Loans" means collectively, the CP Loans and the Facility Loans, and with respect to any Aircraft, the CP Loans and the Facility Loans, in each case Funded by the applicable Lenders with respect to such Aircraft.

         "Long-Term Debt" means senior, unsecured, long-term debt securities of the Lessee.

         "Loss Payment Date" shall have the meaning provided thereto in Section 10.2(i) of the Lease.

         "Maintenance Program" means with respect to any Aircraft an FAA-approved maintenance program for such Aircraft.

         "Manufacturer" means with respect to any Aircraft, the original manufacturer of such Aircraft, and any successor entity thereto.

         "Margin Stock" has the meaning assigned to that term in Regulation U promulgated by the F.R.S. Board.

         "Material Adverse Effect" means a material adverse effect on (i) the business, properties, condition (financial or otherwise), results of operations, or prospects of the Lessee and its Subsidiaries taken as a whole, (ii) the ability of the Lessee to pay and perform its obligations under the Operative Documents to which it is a party, (iii) the validity or enforceability of any of the Operative Documents or the rights or remedies of the Agent or the Participants thereunder.

         "Material Subsidiary" means any Subsidiary of the Lessee having total assets in excess of $20,000,000.

         "Maturity Date" shall mean with respect to any Loan or Certificate Amount the earlier of (i) the Base Term Expiration Date of the Aircraft to which it relates unless such date is extended in accordance with the express terms of the Operative Documents, or (ii) the Expiration Date of the Aircraft to which it relates.

         "Maximum Lessor Risk Amount" shall mean with respect to any Aircraft, an amount equal to the difference between the Lease Balance of such Aircraft less the Sale Recourse Amount for such Aircraft.

         "Maximum Commitment Amount" shall mean $53,000,000.

         "Moody's" shall mean Moody's Investors Service, Inc.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Lessee or any ERISA Affiliate of the Lessee is making, or is obligated to make, contributions or has Withdrawal Liability.

         "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Lessee or an ERISA Affiliate and at least one Person other than the Lessee and its ERISA Affiliates or (ii) was so maintained and in respect of which the Lessee or an ERISA Affiliate could have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

         "New Facility" have the meaning set forth in Section 5.1(o) of the Participation Agreement.

         "Non-Use Fee" is defined in the Conduit Fee Letter.

         "Notes" means collectively, the CP Note and the Facility Note.

         "Notice of Delivery" shall have the meaning provided thereto in Section 2.3(b) of the Participation Agreement.

         "Obligations" shall have the meaning provided in Section 1 of the Security Agreement.

         "Officer's Certificate" of a Person shall mean a certificate signed by any Responsible Officer in respect of such Person.

         "Operative Documents" means the following:

         (a) the Participation Agreement;
         (b) the Lease;
         (c) the Loan Agreement;
         (d) the Notes;
         (e) the Certificates;
         (f) the Security Agreement;
         (g) the LAPA;
         (h) the Trust Agreement;
         (i) the Conduit Fee Letter;
         (j) the Arrangement Fee Letter; and
         (k) the Bills of Sale.

         "Organization Documents" means (i) for any corporation, the certificate of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (ii) for any partnership or joint venture, the partnership or joint venture agreement and any other organizational document of such entity, (iii) for any limited liability company, the certificate or articles of organization, the operating agreement and any other organizational document of such limited liability company, (iv) for any trust, the declaration of trust, the trust agreement and any other organizational document of such trust and (v) for any other entity, the document or agreement pursuant to which such entity was formed and any other organizational document of such entity.

         "Overall Transaction" shall mean all the transactions and activities referred to in or contemplated by the Operative Documents.

         "Overdue Rate" shall mean the lesser of (a) the highest interest rate permitted by Applicable Laws and Regulations and (b) an interest rate per annum equal to, in the case of the Notes, the rate of interest otherwise payable with respect thereto plus 2% and, in the case of the Certificates, the Yield Rate plus 2%.

         "Participants" shall mean the Certificate Holders, the CP Lender and the Facility Lenders.

         "Participation" shall have the meaning provided in Section 6.4 of the Participation Agreement.

         "Participation Agreement" shall mean the Participation Agreement (Steelcase Trust No. 2000-1) dated as of May 26, 2000, among Lessee, Certificate Trustee, the Agents, CP Lender, the Certificate Holders, the Facility Lenders and the Administrator.

         "Parts" shall mean all appliances, parts, components, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Related Engines or engines) which may from time to time be incorporated or installed in or attached to any Airframe or Related Engine or until replaced, if not so incorporated or installed, on such Airframe or Related Engine.

         "Payment Date" shall mean the twenty-sixth (26th) day of each month (or if such day is not a Business Day, the immediately succeeding Business Day).

         "Payment Default" shall mean a Lease Event of Default as described at
Section 13(a) of the Lease.

         "Payment Office" means with respect to any Financing Party, the office of such party identified on Schedule III to the Participation Agreement as its Payment Office.

         "Payment Period" shall mean with respect to any Loan or Certificate Amount (i) for any Loan bearing interest by reference to the CP Rate, the calendar month immediately preceding a Payment Date, or a portion of such month during which such Loan bears interest by reference to the CP Rate, with the initial such Payment Period commencing on the date such Loan was Funded and (ii) for any Loan or Certificate Amount bearing Interest or Yield by reference to either the LIBO Rate or the Reference Rate, all or any portion of the period from and including a Payment Date to but excluding the next succeeding Payment Date during which such Loan or Certificate bears interest by reference to such rate, with the initial such Payment Period commencing on the date such Loan or Certificate Amount was Funded.

         "PBGC" means the U.S. Pension Benefit Guaranty Corporation.

         "Pension Plan" means a Single Employer Plan or a Multiple Employer Plan, or both.

         "Percentage Interests" is defined in Schedule 2 of the LAPA.

         "Permitted Investments" shall mean (i) direct obligations of the United States of America and agencies thereof for which the full faith and credit of the United States is pledged, (ii) obligations fully guaranteed by the United States of America, (iii) certificates of deposit issued by, or bankers acceptances of, or time deposits with, any bank, trust company or national banking association incorporated or doing business under the Laws of the United States of America or one of the States thereof having combined capital and surplus and retained earnings of at least $500,000,000 (including without limitation any Lender and the Certificate Trustee if such conditions are met) and having a rating assigned to the long-term unsecured debt of such institutions by S&P and Moody's at least equal to AA and Aa2, respectively, (iv) commercial paper of companies, banks, trust companies or national banking associations incorporated or doing business under the Laws of the United States of America or one of the States thereof and in each case having a rating assigned to such commercial paper by S&P or Moody's (or, if neither such organization shall rate such commercial paper at any time, by any nationally recognized rating organization in the United States of America) equal to the highest rating assigned by such organization, and (v) a money market fund registered under the Investment Company Act of 1940, as amended, the portfolio of which is limited to the investments described in clauses (i) through (iv) above; provided that if all of the above investments are unavailable, the entire amount to be invested may be used to purchase federal funds from an entity described in (iii) above; and provided further that no investment shall be eligible as a "Permitted Investment" unless the final maturity or date of return of such investment is 90 days or less from the date of purchase thereof.

         "Permitted Liens" shall mean (a) the respective rights and interests of Lessee and the Financing Parties, as provided in the Operative Documents, (b) Certificate Trustee Liens, (c) Liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings diligently conducted so long as (i) such proceedings shall not involve any material risk of the sale, forfeiture or loss of any Aircraft, the Trust Estate, title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of any Aircraft, the Trust Estate or the payment of Rent and (ii) any reserve or other appropriate provision required by GAAP shall have been made in respect of the Lien, (d) materialmen's, mechanics', workers', repairmen's, employees' or other like Liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings so long as (i) such proceedings shall not involve any material risk of the sale, forfeiture or loss of any Aircraft, the Trust Estate, title thereto or any interest therein and shall not materially interfere with the use or disposition of any Aircraft, the Trust Estate, or meaningfully interfere with the payment of Rent and (ii) any reserve or other appropriate provision required by GAAP shall have been made in respect of the Lien, and (e) Liens arising after the Closing Date out of judgments or awards not otherwise constituting a Lease Event of Default and with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith and either (x) have been reserved for to the extent required by GAAP, or (y) the enforcement of such Lien has been stayed pending such appeal or review and (f) salvage or similar rights of insurers under insurance policies maintained in accordance with the Operative Documents.

         "Person" shall mean an individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or Authority.

         "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Lessee or any member of the controlled group may have any liability.

         "Program Fee" is defined in the Conduit Fee Letter.

         "Purchase Amount" shall mean, as of any date of determination, an amount equal to the sum of (a) the outstanding Lease Balance, plus (b) all accrued but unpaid Interest and Yield, plus (c) Break Funding Amount, if any, payable by the Borrower under the Operative Documents, plus (d) all other sums then due and payable under the Operative Documents by Lessee, including without limitation all Rent and any amounts due and owing pursuant to Section 7 of the Participation Agreement.

         "Purchase Option" shall have the meaning provided in Section 22.1(b) of the Lease.

         "Rating Agency" is defined in the LAPA.

         "Reference Rate" shall have the meaning provided in Section 7.4(d) of the Participation Agreement.

         "Regulations" shall mean the income tax regulations promulgated from time to time under and pursuant to the Code.

         "Related Airframe" means with respect to any Aircraft or Related Engine, the Airframe relating to such Aircraft or Related Engine as set forth on the Lease Supplement with respect to such Aircraft or Related Engine.

         "Related Engine" means (i) each engine set forth on the Lease Supplement with respect to any Airframe (which Lease Supplement shall identify the Airframe to which such Related Engine relates) whether or not from time to time installed on an Airframe or installed on any other airframe (except as otherwise provided in the Lease), (ii) any engine which may from time to time be substituted, pursuant to the terms of the Lease, for any Related Engine, (iii) all Parts so long as the same shall be installed on, attached to or made a part of such Related Engine (so long as title thereto is, now, or hereafter shall be, vested in Lessor) and (iv) the engine stand, if any, with respect to such Related Engine.

         "Renewal Option" shall have the meaning with respect to any Aircraft set forth in Section 22.1(a) of the Lease.

         "Renewal Term" shall have the meaning with respect to any Aircraft provided in Section 3.1 of the Lease.

         "Rent" shall mean Basic Rent and Supplemental Rent, collectively.

         "Replacement Airframe" means an airframe of the same make and same or improved model and having a value, utility and remaining useful life at least equal to and being in as good operating condition and state of maintenance as the Airframe so replaced immediately prior to the occurrence of such Event of Loss (assuming such Airframe was in a condition and repair in which it is required to be maintained by the terms of the Lease), and which shall have become subject to the Lease pursuant to Section 10.2 or 21.3 thereof.

         "Required Alteration" shall have the meaning specified in Section 9.3 of the Lease.

         "Required Certificate Holders" shall mean, as of the date of the determination, Certificate Holders having unpaid Certificate Amounts equal to more than 66 2/3% of the aggregate unpaid Certificate Amounts.

         "Required Facility Lenders" shall mean as of a particular date of determination, with respect to any action or decision of the Facility Lenders, the Facility Lenders holding or having an obligation to purchase or assume more than 66 2/3% of the right, title and interest in and to and obligations under the Notes from the CP Lender pursuant to the terms of the LAPA.

         "Required Participants" shall mean, as of the date of the determination, Lenders and Certificate Holders having aggregate investments in the Overall Transaction (as measured by the outstanding principal amount of the Notes then outstanding and the Certificate Amounts then outstanding) equal to more than 66 2/3% of the aggregate total of all such investments.

         "Responsible Officer" of any Person shall mean the Chairman or Vice Chairman of the Board of Directors, the Chairman or Vice Chairman of the Executive Committee of the Board of Directors, the President, any Senior Vice President or Executive Vice President, any Vice President, the Secretary, the Treasurer, any Assistant Treasurer or the Controller.

         "Return Location" is defined in Section 6.1 of the Lease.

         "S&P" shall mean Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc.

         "Sale Option" shall have the meaning provided in Section 22.1(c) of the Lease.

         "Sale Proceeds" shall mean the gross sale proceeds from the sale of the applicable Aircraft pursuant to Section 14 or 23 of the Lease; which shall be an amount not less than the amount bid by the purchaser or purchasers of such Aircraft whose bid is accepted pursuant to Section 23 of the Lease.

         "Sale Recourse Amount" shall have the meaning as of any date with respect to any Aircraft set forth in the Lease Supplement with respect to such Aircraft on such date.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "Secured Instrument" shall have the meaning provided in Section 2(i) of the Security Agreement.

         "Secured Party" shall have the meaning provided in the preamble of the Security Agreement.

         "Securities Act" shall mean the Securities Act of 1933.

         "Securities Exchange Act" shall mean the Securities Exchange Act of
1934.

         "Security Agreement" shall mean the Security Agreement (Steelcase Trust No. 2000-1) dated as of May 26, 2000, among the Certificate Trustee, Lessee and the Administrative Agent, as agent for the Certificate Holders and the Lenders together with any Security Agreement Supplements thereto.

         "Security Agreement Supplement" means a Security Agreement Supplement substantially in the form of Exhibit A to the Security Agreement.

         "Security Documents" means collectively the Security Agreement, the Lease and the Financing Statements.

         "Seller" means with respect to any Aircraft the Person providing the Certificate Trustee with Bills of Sale with respect to such Aircraft.

         "Settlement Actions" shall have the meaning provided in Section 6.2 of the Trust Agreement.

         "Significant Default" means any Lease Default under Section 13(a), 13(d) or 13(f) of the Lease.

         "Single Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Lessee or any ERISA Affiliate and no Person other than the Lessee and its ERISA Affiliates or (ii) was so maintained and in respect of which the Lessee or an ERISA Affiliate could have liability under Section 4062 or 4069 of ERISA in the event such plan has been or were to be terminated.

         "Subsidiary" of a Person shall mean, as of any time of determination, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the total voting stock, membership interests or other equity interests is owned or controlled, directly or indirectly, by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Lessee.

         "Supplemental Rent" shall mean any and all amounts, liabilities and obligations other than Basic Rent which Lessee assumes or agrees or is otherwise obligated to pay under the Lease or any other Operative Document (whether or not designated as Supplemental Rent) to Certificate Trustee, the Administrative Agent, Arranger, Liquidity Agent, any Participant, or any other Person, including, without limitation, Lease Balance, Purchase Amount, Break Funding Amounts, Additional Costs, Sale Recourse Amount, Fees and indemnities and damages for breach of any covenants, representations, warranties or agreements.

         "Taxes" and "Tax" shall mean any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, income (whether net, gross or adjusted gross), gross receipts, sales, rental, use, turnover, value-added, property, excise and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, together with any penalties, fines or interest thereon or additions thereto.

         "Transaction Costs" shall mean reasonable out of pocket transaction costs and expenses incurred by the Arranger, the Certificate Trustee and the Agents in connection with the consummation of the transactions contemplated by the Operative Documents, and the preparation, negotiation, execution and delivery of the Operative Documents, including (1) the reasonable fees, expenses and disbursements of Moore & Van Allen, PLLC, document counsel, Cadwalader, Wickersham & Taft, special counsel to the CP Lender, Daugherty, Fowler, Peregrin & Haught, special FAA counsel and Baker & McKenzie, special counsel to the Lessee; (2) the initial and ongoing fees and reasonable expenses of the Certificate Trustee (other than the initial and ongoing agreed upon fees of the Certificate Trustee), and the Agents (other than the initial and ongoing agreed upon fees of the Administrative Agent) and their special counsel; (3) all appraisal fees and reasonable appraisal expenses with respect to the Aircraft; and (4) all recording and filing fees incurred in connection with the filing of all Financing Statements and any other documents, with respect to the Aircraft or the Security Documents.

         "Trust" shall mean the trust created by the Trust Agreement.

         "Trust Agreement" shall mean the Trust Agreement (Steelcase Trust No. 2000-1), dated as of May 26, 2000, among the Trust Company and the Certificate Holders.

         "Trust Company" shall mean First Security Bank, National Association, a national banking association, in its individual capacity.

         "Trust Estate" shall have the meaning provided in Section 1.2(c) of the Trust Agreement.

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

         "UCC" shall mean the Uniform Commercial Code of New York, or any other applicable jurisdiction.

         "Unfunded Liabilities" means the aggregate unfunded value of accumulated benefits under all Single Employer Plans, all determined in accordance with Agreement Accounting Principles as of the then most recent valuation date for such Plans.

         "Upfront Fee" shall have the meaning provided in Section 10.2 of the Participation Agreement.

         "Warranty Bill of Sale" each warranty bill of sale issued in favor of the Lessor from time to time with respect to an Aircraft, in each case in form and substance satisfactory to the Lessor and each other Financing Party.

         "Withdrawal Liability" has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

         "Yield" shall mean with respect to each Payment Period (a) the Yield Rate for such Payment Period multiplied by (b) the applicable Certificate Amount for which such Yield is being calculated.

         "Yield Rate" shall mean, with respect to each Payment Period, the applicable rate per annum at which Yield shall accrue and be payable from time to time on the Certificate Amounts, which rate shall be the rate per annum equal to the sum of (i) the LIBO Rate for such Payment Period plus (ii) the Applicable Percentage per annum.

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